                                     SCHEDULE 14A
                                    (RULE 14a-101)

                       INFORMATION REQUIRED IN PROXY STATEMENT
                               SCHEDULE 14A INFORMATION

                     Proxy Statement Pursuant to Section 14(a) of
                         the Securities Exchange Act of 1934
Filed by the Registrant  /x/
Filed by a Party other than the Registrant  / /
Check the appropriate box:

/x/ Preliminary Proxy Statement                  / /  Confidential, For use of the Commission Only
                                                      (as permitted by Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Aftermarket Technology Corp.
--------------------------------------------------------------------------------
                   (Name of Registrant as Specified In Its Charter)

                                    Not Applicable
--------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:
         ---------------------------------------------------------------------

    (2)  Aggregate number of securities to which transaction applies:
         ---------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
         (set forth the amount on which the filing fee is calculated and state how it was determined):
         ---------------------------------------------------------------------

    (4)  Proposed maximum aggregate value of transaction:
         ---------------------------------------------------------------------

    (5)  Total fee paid:
         ---------------------------------------------------------------------

    / /  Fee paid previously with preliminary materials:
         ---------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)   Amount Previously Paid:
         ---------------------------------------------------------------------

    2)   Form, Schedule or Registration Statement No.:
         ---------------------------------------------------------------------

    3)   Filing Party:
         ---------------------------------------------------------------------

    4)   Date Filed:
         ---------------------------------------------------------------------

                                             PRELIMINARY MATERIALS


                             AFTERMARKET TECHNOLOGY CORP.
                             900 OAKMONT LANE, SUITE 100
                              WESTMONT, ILLINOIS  60559


Dear Stockholders:

         Your are cordially invited to attend the Annual Meeting of Stockholders of Aftermarket Technology Corp. on Tuesday, June 3, 1997 at ___ a.m., Chicago time, at _________________, Illinois. Your Board of Directors and management look forward to greeting those stockholders who attend the meeting.

         At this meeting, you will be asked to elect directors of the Company, to approve an amendment to the Company's charter to reduce the authorized number of shares of capital stock, and to approve and authorize the Company to enter into indemnification agreements with its directors and certain of its officers. Your Board of Directors recommends a vote FOR these proposals. The reasons for the Board's recommendation, as well as other important information, are contained in the accompanying Proxy Statement. You are urged to read the Proxy Statement carefully.

         It is important that your shares be represented and voted at the meeting, whether or not you plan to attend. Please sign, date and mail the enclosed proxy card at your earliest convenience.

         Your interest and participation in the affairs of the Company are greatly appreciated.


    William A. Smith                   Stephen J. Perkins
    CHAIRMAN OF THE BOARD              PRESIDENT, CHIEF EXECUTIVE OFFICER
                                       AND DIRECTOR

April ___, 1997

                                                           PRELIMINARY MATERIALS


                             AFTERMARKET TECHNOLOGY CORP.
                             900 OAKMONT LANE, SUITE 100
                              WESTMONT, ILLINOIS  60559

                       --------------------------------
                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           -------------------------------

To the Stockholders of
Aftermarket Technology Corp.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Aftermarket Technology Corp., a Delaware corporation (the "Company"), will be held at _______________________, on Tuesday, June 3, 1997, at ___ a.m., Chicago
time, for the purposes of considering and acting upon the following:

    1. election of nine directors to hold office until the 1998 Annual Meeting of Stockholders and thereafter until their successors are elected and qualified;

    2. approval of an amendment to the Company's Amended and Restated Certificate of Incorporation to reduce the authorized number of shares of capital stock from 35,000,000 to 26,000,000;

    3. approval and authorization of the Company to enter into indemnification agreements with directors and certain officers; and

    4. transaction of such other business as may properly come before the meeting or any adjournment thereof.

    Only stockholders of record at the close of business on April 18, 1997 will be entitled to notice of and to vote at the meeting and any adjournments thereof.

                                  By Order of the Board of Directors,


                                  Joseph Salamunovich
                                  Secretary
 Dated:  April ___, 1997

PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                                 PRELIMINARY MATERIALS


                             AFTERMARKET TECHNOLOGY CORP.
                             900 OAKMONT LANE, SUITE 100
                              WESTMONT, ILLINOIS  60559

                          ---------------------------------
                                   PROXY STATEMENT

                          ---------------------------------
                            ANNUAL MEETING OF STOCKHOLDERS
                                     JUNE 3, 1997



                               SOLICITATION OF PROXIES

          This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Aftermarket Technology Corp., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held at ___________________________________ on
June 3, 1997 at __________ a.m., Chicago time, and all adjournments thereof. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about April ___, 1997.

          The cost of preparing, assembling and mailing the Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy and the solicitation of proxies will be paid by the Company. Proxies may be solicited by directors, officers and other regular employees of the Company, none of whom will receive any additional compensation for such solicitation. Proxies may be solicited in person or by telephone. The Company will pay brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

                                        VOTING

          The close of business on April 18, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. On that date, there were outstanding ___________ shares of the Company's Common Stock, $.01 par value ("Common Stock"). A majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the Meeting. Each share of Common Stock is entitled to one vote on any matter that may be presented for consideration and action by the stockholders at the Meeting. In all matters other than the election of directors, the affirmative vote of a majority of the issued and outstanding shares of Common Stock will be the act of stockholders. Directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote on the election of directors. Abstentions will be treated as the equivalent of a negative vote for the purpose of determining whether a proposal has been adopted and will have no effect for the purpose of determining whether a director has been elected. If a broker indicates on the proxy that such broker does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be treated as present for purposes of determining the existence of a quorum but will not be considered as present and entitled to vote with respect to that matter.

          Proxies will be voted in accordance with the instructions thereon. In the absence of such instructions, proxies will be voted for the Company's nominees for election as directors and in favor of the other proposals specifically identified in the Notice of Meeting accompanying this Proxy Statement. As of the date hereof, the Board of Directors is not aware of any matters to be presented for action at the Meeting other than those specifically identified in the Notice of Meeting. However, should any other matters come before the meeting, proxies will be voted in the discretion of the persons named as proxies thereon as to any other business that may properly come before the Meeting or any adjournment thereof.

          Any stockholder has the power to revoke his or her proxy at any time before it is voted at the Meeting by submitting written notice of revocation to the Secretary of the Company, or by filing a duly executed proxy bearing a later date. A proxy will not be voted if the stockholder who executed it is present at the Meeting and elects to vote the shares represented thereby in person.

                                ELECTION OF DIRECTORS

          The directors of the Company are elected annually. The term of office of all present directors expires on the date of the Meeting, at which nine directors are to be elected to serve for the ensuing year and until their successors are elected and qualified. The nominees for election as directors (all of whom are presently directors) are:

         William A. Smith              Stephen J. Perkins
         Robert Anderson               Richard R. Crowell
         Mark C. Hardy                 Dr. Michael J. Hartnett
         William E. Myers, Jr.         Gerald L. Parsky
         Richard K. Roeder

For information regarding each nominee, see "Management--Directors and Executive Officers."

          Should any nominees become unavailable to serve as a director or should any vacancy occur before the election (which events are not anticipated), the proxies may be voted for a substitute nominee selected by the Board of Directors or the authorized number of directors may be reduced. If for any reason the authorized number of directors is reduced, the proxies will be voted, in the absence of instructions to the contrary, for the election of the remaining nominees named in this Proxy Statement. To the best of the Company's knowledge, all nominees are and will be available to serve.

                                      MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

          The directors and executive officers of the Company are as follows:

    NAME                               AGE                 POSITIONS
    ----                               ---                 ---------
    William A. Smith                    51                 Chairman of the Board of Directors
    Stephen J. Perkins                  49                 President, Chief Executive Officer and Director
    John C. Kent                        45                 Chief Financial Officer
    Joseph Salamunovich                 37                 Vice President, General Counsel and Secretary
    Wesley N. Dearbaugh                 45                 President and General Manager, Independent Aftermarket
    James R. Wehr                       43                 President, Aaron's
    Michael L. LePore                   43                 President, CRS
    Robert Anderson                     76                 Director
    Richard R. Crowell                  42                 Director
    Mark C. Hardy                       33                 Director
    Dr. Michael J. Hartnett             51                 Director
    William E. Myers, Jr.               37                 Director
    Gerald L. Parsky                    55                 Director
    Richard K. Roeder                   48                 Director

     WILLIAM A. SMITH has been the Chairman of the Board of Directors since July 1994. Mr. Smith was the President and Chief Executive Officer of the Company from July 1994 until October 1996. From March 1993 to July 1994, Mr. Smith served as a consultant to Aurora Capital Partners, L.P. ("ACP") in connection with the Company's formation and the acquisition of its first four subsidiaries in 1994. From March 1992 to March 1993,

Mr. Smith was President of the Rucker Fluid Power Division of Lucas Industries, plc. From October 1988 to March 1992, Mr. Smith was Vice President of Parts Operations for Navistar International Transportation Corporation, a truck engine manufacturer, where Mr. Smith managed its aftermarket parts business, including four new aftermarket business lines. From July 1985 to October 1988, Mr. Smith served as President of Labinal, Inc., a French automotive and aerospace equipment manufacturer, where he was in charge of its North American operations. From 1979 to 1985, Mr. Smith was Vice President of Marketing of the Cummins Diesel Recon business, Cummins Engine Company's aftermarket remanufacturing division. From 1972 to 1979, Mr. Smith held several director level positions at Cummins Engine Company covering distribution, technical service, service training, market planning, parts marketing, service publications and warranty administration.

          STEPHEN J. PERKINS became the President and Chief Executive Officer of the Company in October 1996. From February 1992 to October 1996, Mr. Perkins was President and Chief Executive Officer of Senior Flexonics, an international division of Senior Engineering, plc. Senior Flexonics included 20 operations in 13 countries that manufactured and distributed engineered flexible tubular products for the automotive, aerospace and industrial markets. From September 1983 to February 1992, Mr. Perkins was President and Chief Executive Officer of Flexonics, Inc., the privately held predecessor of Senior Flexonics. From March 1979 to September 1983, Mr. Perkins was the Director of Manufacturing and then Vice President and General Manager of the Flexonics Division of what is now Allied Signal. From July 1971 to March 1979, Mr. Perkins held several management positions in manufacturing at multiple facilities for the Steel Tubing Group of Copperweld Corporation.
Mr. Perkins began his career with U.S. Steel as an Industrial Engineer.

          JOHN C. KENT became Chief Financial Officer of the Company in July 1994. From March 1990 to July 1994, Mr. Kent was Vice President, Finance and Chief Financial Officer of Aerotest, Inc., an aircraft maintenance and modification company. In March 1995, Aerotest filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. The Aerotest bankruptcy proceedings are still pending. From 1987 to March 1990, Mr. Kent was an Assistant Treasurer at Security Pacific Auto Finance. From 1978 to 1987 Mr. Kent served in several capacities at Western Airlines, Inc., including Director of Cash and Risk Management.

          JOSEPH SALAMUNOVICH joined the Company as Vice President, General Counsel and Secretary in March 1997. From January 1995 to March 1997, Mr. Salamunovich was a partner in the law firm of Gibson, Dunn & Crutcher LLP, where he specialized in corporate and securities law matters. From 1986 to 1995, Mr. Salamunovich was an associate of the same firm.

          WESLEY N. DEARBAUGH joined the Company as President and General Manager of Independent Aftermarket in June 1996. From 1993 to June 1996, Mr. Dearbaugh was a Partner and Vice President of Marketing for Cummins, S.W., a multi-branch distributor of heavy duty parts and service. From 1992 to 1993, he was Vice President of Marketing for SEI, a large pension consulting firm. From 1983 to 1992, Mr. Dearbaugh held senior management and partner positions in value investment funds and limited partnerships. From 1979 to 1983, Mr. Dearbaugh held positions at Cummins Diesel Recon, Cummins Engine Company's Aftermarket Remanufacturing Division, including General Manager of Fuel Systems, Director-Product Management, and Manager of Sales & Marketing. From 1974 to 1979, Mr. Dearbaugh held several positions in industrial engineering and technical sales at Atlas Crankshaft, a manufacturing division of Cummins Engine Company.

          JAMES R. WEHR has been President of the Company's Aaron's Automotive Products, Inc. subsidiary ("Aaron's") since August 1990 and has responsibility for developing and maintaining the relationships between Aaron's and Chrysler, other original equipment manufacturers and Western Auto. In 1983 Mr. Wehr founded Intercont, Inc., a cleaning and testing equipment division of Aaron's. Mr. Wehr has been involved in the automotive aftermarket since 1969.

          MICHAEL L. LEPORE has been President of the Company's Component Remanufacturing Specialists, Inc. subsidiary ("CRS") since 1984. From 1976 to 1984 Mr. LePore was manager of U.S. Operations for Borg-Warner Parts and Service Division, a subsidiary of Borg Warner LTD U.K.

          ROBERT ANDERSON became a director of the Company in March 1997. Mr. Anderson has been associated with Rockwell International Corporation since 1968, where he has been Chairman Emeritus since 1990 and served previously as Chairman of the Executive Committee from 1988 to 1990 and as Chairman of the Board and Chief Executive Officer from 1979 to 1988. Mr. Anderson is a director of Gulfstream Aerospace Corporation, Optical Data Systems Company and Timken Company.

          RICHARD R. CROWELL became a director of the Company in July 1994.
Mr. Crowell is a founding partner and Managing Director of ACP. Prior to forming ACP in 1991, Mr. Crowell was a Managing Director of Rosecliff, Inc., the management company for Acadia Partners L.P. since its inception in 1987. Mr. Crowell is also a director of Astor Corporation.

          MARK C. HARDY became a director of the Company in July 1994. Mr. Hardy is a Vice President of ACP and joined ACP in June 1993. Prior to joining ACP, Mr. Hardy was an Associate at Bain & Company, a consulting firm. Mr. Hardy is also a director of Astor Corporation.

          DR. MICHAEL J. HARTNETT became a director of the Company in July 1994. Since March 1992 Dr. Hartnett has been Chairman, President and Chief Executive Officer of Roller Bearing Company of America, Inc., a manufacturer of ball and roller bearings that is controlled by an affiliate of ACP. Prior to joining Roller Bearing in 1990 as General Manager of its Industrial Tectonics subsidiary, Dr. Hartnett spent 18 years with The Torrington Company, a bearing manufacturer.

          WILLIAM E. MYERS, JR. became a director of the Company in July 1994. Mr. Myers has been, for more than the past five years, the Chairman of the Board and Chief Executive Officer of W.E. Myers and Company, a private merchant bank.

          GERALD L. PARSKY became a director of the Company in March 1997. Mr. Parsky is the Chairman and a founding partner of ACP. Prior to forming ACP in 1991, Mr. Parsky was a senior partner and a member of the Executive and Management Committees with the law firm of Gibson, Dunn & Crutcher LLP. Prior to that, he served as an official with the United States Treasury Department and the Federal Energy Office, and as Assistant Secretary of the Treasury for International Affairs. Mr. Parsky is also a director of Astor Corporation.

          RICHARD K. ROEDER became a director of the Company in July 1994. Mr. Roeder is a founding partner and Managing Director of ACP. Prior to forming ACP in 1991, Mr. Roeder was a partner in the law firm of Paul, Hastings, Janofsky & Walker, where he served as Chairman of the firm's Corporate Law Department and a member of its National Management Committee. Mr. Roeder is also a director of Astor Corporation.

COMMITTEES OF THE BOARD OF DIRECTORS AND BOARD MEETINGS

          The Company maintains an Audit Committee and a Compensation Committee. It does not have a nominating committee.

          The Audit Committee is charged with establishing the scope of the Company's audit procedures, negotiating with and retaining the Company's independent auditors, reviewing and presenting to the Board of Directors for approval the audit reports rendered to the Audit Committee and initiating any other such audit procedures that it may deem necessary or advisable with respect to the financial control of the Company's operations. The Audit Committee, which was comprised of Messrs. Roeder, Hardy and former director Kurt Larsen during 1996, did not meet during the year (although it met in February 1997).
In March 1997, Messrs. Anderson and Hartnett succeeded Messrs. Hardy and Larsen on the Audit Committee.

          The Compensation Committee establishes the general compensation policies of the Company, establishes the specific compensation programs utilized by the Company with respect to the executive officers of the Company and makes recommendations to the Board of Directors regarding the granting of stock options to eligible employees. The Compensation Committee, which is comprised of Messrs. Crowell, Roeder and Smith, did not meet during 1996 (although it met in February 1997).

          In 1996, the Board of Directors held two meetings. Each director attended at least 75% of the meetings of the Board of Directors and the committees of the Board on which he served in 1996.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of any equity security of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish copies of these reports to the Company. Based solely on a review of the copies of the forms that the Company received, the Company believes that Forms 4 were not timely filed on January 10, 1997 by reporting persons to report (i) the purchase of shares in the Company's initial public offering and/or (ii) the redemption of preferred stock following the merger of the Company's former holding company into the Company, which purchases and redemptions occurred on December 20, 1996. These transactions were subsequently reported on Forms 5 that were timely filed on February 14, 1997, thereby correcting the oversight. The reporting persons who purchased shares in the initial public offering are William A. Smith, Stephen J. Perkins, John C. Kent, Wesley N. Dearbaugh, Michael L. LePore and Gerald L. Parsky. The reporting persons who's preferred stock was redeemed following the merger are William A. Smith, James R. Wehr, Richard R. Crowell, Mark C. Hardy, Kurt B. Larsen (a former director), Gerald L. Parsky and Richard
K. Roeder.

                                EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

          The following table sets forth, for the three most recently completed fiscal years, the cash compensation for services in all capacities to the Company of those persons who were, as of December 31, 1996, the Company's Chief Executive Officer, and the four other most highly compensated executive officers of the Company and its subsidiaries whose total annual salary and bonus exceeded $100,000 during the last fiscal year (collectively, the "Named Executive Officers"):
                              SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                          ANNUAL              COMPENSATION
                                                        COMPENSATION              AWARDS
                                                    --------------------    ----------------
                                                                            NUMBER OF SECURITIES      ALL OTHER
                                                                              UNDERLYING             COMPENSATION
NAME AND PRINCIPAL POSITION         YEAR       SALARY($)      BONUS ($)       OPTIONS (#)(1)                    ($)
---------------------------      -------     -----------    -----------    ----------------------   --------------
William A. Smith(2)                1996       $319,196       $315,803             --                       --
 Chairman of the                   1995        300,000             --             --                       --
   Board of Directors              1994        150,000             --        842,106                 $250,000(3)

 Stephen J. Perkins(4)             1996         70,385        125,000        498,000                       --
   President and                   1995             --             --             --                       --
   Chief Executive Officer         1994             --             --             --                       --

 James R. Wehr                     1996        284,070        300,000             --                       --
   President, Aaron's              1995        258,000             --             --                       --
                                   1994        109,000             --        140,352                       --

 Michael L. LePore                 1996        226,520        181,745             --                       --
   President, CRS                  1995        160,838(5)     179,038(6)      70,176                       --
                                   1994        120,451        131,119             --                       --

 John C. Kent                      1996        127,918        100,000         35,088                       --
   Chief Financial Officer         1995        124,615         12,000             --                       --
                                   1994         56,154             --         70,176                       --

 Kenneth A. Bear                   1996        107,467         80,000             --                        -
   Executive Vice President and    1995        103,200         60,000             --                       --
   General Manager, Aaron's        1994         44,140         32,960         70,176                       --

-----------------

    (1) Includes only options to purchase securities of the Company, which options were issued pursuant to the Company's Stock Incentive Plan. Pursuant to the Stock Incentive Plan, the Compensation Committee makes recommendations to the Board of Directors regarding the terms and conditions of each option granted.

    (2) Mr. Smith served as the Company's Chief Executive Officer until October 1996.

    (3) In July 1994 the Company paid Mr. Smith $250,000 for consultation services rendered in connection with the Company's formation and the acquisition of its first four subsidiaries.

    (4) Mr. Perkins was appointed as the Company's President and Chief Executive Officer in October 1996. See "Executive
         Compensation-Employment Agreements."

    (5) Includes five months' salary of $56,777 prior to the acquisition of CRS by the Company in April 1995.

    (6) Includes $86,759 of bonus earned prior to the acquisition of CRS by the Company in April 1995.

OPTION GRANTS TABLE

          Shown below is information concerning grants of options issued by the Company to the Named Executive Officers during 1996:

                                      INDIVIDUAL                                            POTENTIAL REALIZABLE
                                        GRANTS                                                VALUE AT ASSUMED
                         ---------------------------------                                     ANNUAL RATES OF
                              NUMBER OF         % OF TOTAL                                        STOCK PRICE
                               SECURITIES        OPTIONS                                          APPRECIATION
                              UNDERLYING       GRANTED TO         EXERCISE                     FOR OPTION TERM(1)
                           OPTIONS GRANTED    EMPLOYEES IN         PRICE      EXPIRATION    ----------------------
       NAME                      (#)            FISCAL YEAR       ($/SHARE)       DATE         5% ($)    10% ($)
---------------------   ---------------------  -------------     ----------  ------------   ----------  --------
William A. Smith                     --             --                 --           --            --         --
Stephen J. Perkins           498,000(2)          66.8%              $4.67      10/7/06     $1,462,608  $3,706,404
James R. Wehr                        --             --                 --           --           --         --
John C. Kent                  35,088(3)            4.7               4.67      10/1/06       103,052      261,145
Michael L. LePore                    --             --                 --           --           --         --
Kenneth A. Bear                      --             --                 --           --           --         --
---------------

    (1) The potential gains shown are net of the option exercise price and do not include the effect of any taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only, do not constitute projections of future stock price performance, and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock, continued employment of the optionee through the term of the options, and other factors.

    (2) These options were granted under the Company's Stock Incentive Plan. One third of the options vest and become exercisable on each of the first three anniversaries of the date of grant.

    (3) These options were granted under the Company's Stock Incentive Plan. One third of the options vest and become exercisable on the first, third and fifth anniversaries of the date of the grant.

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

          Shown below is information relating to the value of unexercised options for each of the Named Executive Officers as of December 31, 1996:

                                        NUMBER OF SECURITIES                     VALUE OF UNEXERCISED
                                       UNDERLYING UNEXERCISED                    IN-THE-MONEY OPTIONS
                                     OPTIONS AT FISCAL YEAR-END                  AT FISCAL YEAR-END (1)
                                -------------------------------------     --------------------------------
NAME                                  EXERCISABLE  UNEXERCISABLE              EXERCISABLE  UNEXERCISABLE
----                                 ---------------------------             ---------------------------

William A. Smith                     842,106               --             $13,120,012             --
Stephen J. Perkins                        --          498,000                      --     $6,264,840
James R. Wehr                         93,568           46,784               1,457,789        728,895
John C. Kent                          23,392           81,872                 364,447      1,170,302
Michael L. LePore                     23,392           46,784                 364,447        728,895
Kenneth A. Bear                       23,392           46,784                 364,447        728,895


---------------
    (1) Calculated using closing price on December 31, 1996 of $17.25 per share.

EMPLOYMENT AGREEMENTS

          William A. Smith has an employment agreement with the Company pursuant to which he serves as Chairman of the Board of Directors of the Company at an annual salary of $316,000 (subject to cost-of-living adjustments). The employment agreement with Mr. Smith contains a noncompete provision for a period of five years from the cessation of his employment with the Company and a nondisclosure provision which is effective for the term of the employment agreement and indefinitely thereafter. Mr. Smith is also entitled to participate in any bonus, incentive or other benefit plans provided by the Company to its employees.

          Stephen J. Perkins entered into an employment agreement with the Company effective as of October 7, 1996, pursuant to which he will serve as President and Chief Executive Officer of the Company at an annual salary of $300,000 for a period of three years. The employment agreement with Mr. Perkins contains a noncompete provision for a period of 18 months from the cessation of his employment with the Company and a nondisclosure provision which is effective for the term of the employment agreement and indefinitely thereafter. Mr. Perkins is also entitled to participate in any bonus, incentive or other benefit plans provided by the Company to its employees.

          John C. Kent entered into an employment agreement with the Company effective as of October 1, 1996, pursuant to which he will serve as Chief Financial Officer of the Company at an annual salary of $150,000 for a period of three years. The employment agreement with Mr. Kent contains a noncompete provision for a period of 18 months from the cessation of his employment with the Company and a nondisclosure provision which is effective for the term of the employment agreement and indefinitely thereafter. Mr. Kent is also entitled to participate in any bonus, incentive or other benefit plans provided by the Company to its employees.

          Joseph Salamunovich entered into an employment agreement with the Company effective as of March 17, 1997, pursuant to which he will serve as Vice President and General Counsel of the Company at an annual salary of $165,000 for a period of three years. The employment agreement with Mr. Salamunovich contains a noncompete provision for a period of 18 months from the cessation of his employment with the Company and a nondisclosure provision which is effective for the term of the employment agreement and indefinitely thereafter. Mr. Salamunovich is also entitled to participate in any bonus, incentive or other benefit plans provided by the Company to its employees.

          James R. Wehr entered into an employment agreement with Aaron's effective as of August 2, 1994, pursuant to which he will serve as President of Aaron's at an annual salary of $260,000 (subject to cost-of-living adjustments, which make the current annual salary approximately $274,000) for a period of three years. The employment agreement and related agreements with Mr. Wehr contain a noncompete provision for a period ending August 1, 1999 and a nondisclosure provision which is effective for the term of his employment with Aaron's and indefinitely thereafter. Mr. Wehr is also entitled to participate in any bonus, incentive or other benefit plans provided by Aaron's to its employees.

          Michael L. LePore entered into an employment agreement with CRS effective as of June 1, 1995, pursuant to which he will serve as President of CRS at an annual salary of approximately $180,000 (subject to cost-of-living adjustments, which make the current annual salary approximately $185,000) for a period of five years. The employment agreement and related agreements with Mr. LePore contain a noncompete provision for a period ending June 1, 2002 and a nondisclosure provision which is effective for the term of his employment with CRS and indefinitely thereafter. Mr. LePore is also entitled to participate in any bonus, incentive or other benefit plans provided by CRS to its employees.

          Kenneth A. Bear entered into an employment agreement with Aaron's effective July 28, 1994, pursuant to which he will serve as Executive Vice President and General Manager of Aaron's at an annual salary of $104,000 for a period of three years. The employment agreement with Mr. Bear contains a nondisclosure provision which is effective for the term of his employment with Aaron's and indefinitely thereafter. Mr. Bear is also entitled to participate in any bonus, incentive or other benefit plans provided by Aaron's to its employees.

1996 STOCK INCENTIVE PLAN

          Upon the merger of the Company's sole stockholder, Aftermarket Technology Holdings Corp. ("Holdings"), with and into the Company in December 1996 (the "Reorganization"), the Company assumed the Amended and Restated 1994 Stock Incentive Plan of Holdings and renamed it the 1996 Stock Incentive Plan (the "Stock Incentive Plan"). Pursuant to the Stock Incentive Plan, officers, directors, employees and consultants of the Company and its subsidiaries are eligible to receive options to purchase Common Stock and other awards in order to provide incentives to employees and directors. The Stock Incentive Plan is administered by the Compensation Committee, which has broad authority in administering and interpreting the Stock Incentive Plan. Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares (collectively, "Awards"). Options granted to employees under the Stock Incentive Plan may be options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986 or options not intended to so qualify. An Award granted under the Stock Incentive Plan to an employee or independent contractor may include a provision terminating the Award upon termination of employment under certain circumstances or accelerating the receipt of benefits upon the occurrence of specified events, including, at the discretion of the Compensation Committee, any change of control of the Company.

          As of April ___, 1997, the Company had granted options to purchase an aggregate of up to 2,295,306 shares of Common Stock to officers and employees of the Company and its subsidiaries and certain independent contractors. Of these options, the exercise price for options to purchase an aggregate of 1,526,778 shares, 731,440 shares and 35,088 shares is $1.67, $4.67 and $___ per share, respectively. Each option is subject to certain vesting provisions. All options expire on the tenth anniversary of the date of grant. As of the same date, the number of shares available for issuance pursuant to options yet to be granted under the Stock Incentive Plan is 104,694. For certain information regarding options granted to officers of the Company, see "Security Ownership of Certain Beneficial Owners and Management."

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

          The executive compensation program is administered by the Compensation Committee of the Board of Directors, which consists of Messrs. Crowell, Roeder and Smith. Messrs. Crowell and Roeder are not employees of the Company and Mr. Smith does not participate in any matters considered by the Committee relating to his compensation.

         COMPENSATION PHILOSOPHY

         The executive compensation program is designed to attract, retain and motivate executive personnel whose sustained performance will increase stockholder value through successful achievement of both short-term and long-term Company objectives, and includes a mix of base salary and bonus and the possibility of incentive stock options. Each executive's compensation is linked to the achievement of both specific individual goals and the Company's annual operating plan.

         Federal law generally disallows the corporate tax deduction for certain compensation paid in excess of $1 million annually to each of the chief executive officer and the four other most highly paid executive officers of publicly held companies. There is an exception to this rule for "performance based compensation." To qualify as "performance-based compensation," payments must be made from a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by stockholders, and the committee must certify that the performance goals have been achieved before payments can be awarded. The Compensation Committee intends to design the Company's compensation programs to conform with federal law so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation in excess of $1 million that qualifies as "performance-based" or is otherwise exempt. However, the Company may pay compensation that is not deductible in limited circumstances when prudent management of the Company so requires.

         BASE SALARY

         The base salary of each of the Company's executive officers is set forth in his employment agreement, which in most cases was negotiated between the Company and the officer at the time he joined the Company. See "Executive Compensation--Employment Agreements." With respect to those officers of the Company who do not have employment agreements, the Compensation Committee solicits recommendations from the Chief Executive Officer, which it considers, modifies (if appropriate) and approves. The salary level for each person reflects, among other things, the Compensation Committee's assessment of (i) the salary necessary to attract and retain a person with the skills and knowledge required by the position, (ii) the accountability of the person and his impact on the results of the Company, and (iii) the prevailing salary level for the similar position at comparable companies.

         PERFORMANCE BONUS

         With respect to annual performance bonuses for each of the Company's officers other than the Chief Executive Officer, the Compensation Committee solicits recommendations from the Chief Executive Officer, which it considers, modifies (if appropriate) and approves. Bonuses are awarded based on the extent to which the Company or the relevant subsidiary achieves its operating plan for the year, as well as the Compensation Committee's assessment of each person's individual performance. The employment agreement for each executive officer sets out the maximum bonus that can be awarded to the executive, which is stated as a percentage of base salary. The annual operating plans for the Company and for each of its subsidiaries for a given year are recommended to the Board of Directors for its approval by the Chief Executive Officer at the beginning of the year.

         In evaluating the performance of the executive officers of the Company in 1996 for purposes of establishing the amount of bonuses for the year, the Compensation Committee considered, in addition to its normal parameters, management's success in completing the initial public offering and the two acquisitions made during the year.

         INCENTIVE STOCK OPTIONS

         Generally in the past, officers have been granted stock options by the Board of Directors at the time they joined the Company. It is expected that options will be granted annually in the future to selected officers in conjunction with the year-end bonus payments in order to further align the interests of those officers with the economic interests of the Company's stockholders. Such options would be granted by the Board of Directors based on the recommendations of the Compensation Committee. Stock options typically vest over a five-year period and are granted with an exercise price equal to the stock price as of the date of grant.

         CHIEF EXECUTIVE OFFICER COMPENSATION

         Mr. Perkins's base salary, as well as his bonus for 1996, are set forth in the employment agreement that he entered into at the time that he joined the Company. The terms of the employment agreement are the product of arm's length negotiation and are consistent with the terms of the employment agreement with the Company's former Chief Executive Officer, as well as in line with the terms of the employment agreements with the other executive officers. For 1997 and subsequent years, Mr. Perkins's annual bonus, which may not exceed 75% of his base salary at the time, will be established based on performance criteria to be established by the Compensation Committee. This permits the total compensation to be paid to the Chief Executive Officer to be heavily influenced by the Company's performance.

         SUMMARY

         The Compensation Committee believes that the current compensation arrangements provide the Chief Executive Officer and the other executive officers with incentive to perform at superior levels and in a manner that is directly aligned with the economic interests of the Company's stockholders.

                             Compensation Committee of the Board of Directors

                                  Richard R. Crowell
                                  Richard K. Roeder
                                  William A. Smith

         The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION IN COMPENSATION DECISIONS

         The members of the Compensation Committee are Messrs. Crowell, Roeder and Smith. Messrs. Roeder and Crowell are (i) two of the three stockholders and directors of Aurora Advisors, Inc., the general partner of ACP, which is the general partner of Aurora Equity Partners, a significant stockholder of the Company, and (ii) two of the three stockholders and directors of Aurora Overseas Advisors, Ltd., the general partner of Aurora Overseas Capital Partners L.P., the general partner of Aurora Overseas Equity Partners I, L.P., also a significant stockholder of the Company. See "Security Ownership of Certain Beneficial Owners and Management." In addition, Messrs. Roeder and Crowell are two of the three managing directors of ACP, which provides management services to the Company pursuant to a management services agreement. See "Certain Transactions." Mr. Smith does not participate in any matters considered by the Committee relating to his compensation.

                                  PERFORMANCE GRAPH

          The following graph shows the Company's total return to stockholders compared to the Nasdaq Market Index and a Peer Group Index over the period from December 17, 1996 (the initial day of trading of the Company's Common Stock on the Nasdaq National Market) to December 31, 1996 (the final day of the most recently completed fiscal year).

                     COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
        AFTERMARKET TECHNOLOGY CORP., NASDAQ MARKET INDEX AND PEER GROUP INDEX

                           [PERFORMANCE GRAPH APPEARS HERE]

                   DECEMBER 17, 1996 - DECEMBER 31, 1996

                                           12/17/96      12/31/96
                                           --------      --------
       Aftermarket Technology Corp.         $100.00       $100.73
       Nasdaq Market Index                   100.00        101.00
       Peer Group Index                      100.00        100.00

        The Peer Group Index is comprised of seven publicly-traded companies engaged in businesses in the automotive aftermarket that are comparable to that of the Company and, in management's opinion, most closely represent the Company's peer group. Copies of this index can be obtained by mail from the Company.

        Each line on the stock performance graph assumes that $100 was invested in the Company's Common Stock and the respective indices on December 17, 1996 (the initial day of trading of the Company's Common Stock). The graph then presents the value of these investments, assuming reinvestment of dividends, through December 31, 1996.

        The cumulative total return shown on the stock performance graph indicates historical results only and is not necessarily indicative of future results.

        The stock performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                            SECURITY OWNERSHIP OF CERTAIN
                           BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth the beneficial ownership of each class of issued and outstanding voting securities of the Company, as of March 31, 1997, by each director of the Company, each of the Named Executive Officers, the directors and executive officers of the Company as a group and each person who at such time beneficially owned more than 5% of the outstanding shares of any class of voting securities of the Company.

                                                                                 NUMBER OF       VOTING
                                                                                 SHARES(1)     PERCENTAGE
                                                                             --------------  ----------------
Aurora Equity Partners L.P. (other beneficial owners: Richard R.
Crowell, Gerald L. Parsky and Richard K. Roeder)(2)(3)(4)                      11,772,339       69.3

Aurora Overseas Equity Partners I, L.P. (other beneficial owners:
Richard R. Crowell, Gerald L. Parsky and Richard K. Roeder)(2)(4)(5)            5,519,889       32.5

General Electric Pension Trust(6)                                               2,018,652       11.9
3003 Summer Street
Stamford, CT 06905

William A. Smith(7)(8)                                                            895,984        5.0

Stephen J. Perkins(8)(9)                                                            1,000        *

John C. Kent(8)(10)                                                                24,392        *

James R. Wehr(11)(12)                                                             971,068        5.7

Michael L. LePore(13)                                                              24,992        *
400 Corporate Drive
Mahwah, NJ 07430

Kenneth A. Bear(12)(13)                                                            23,692        *

Robert Anderson(14)                                                                18,918        *
10877 Wilshire Boulevard, Suite 1405
Los Angeles, CA 90024-4341

Richard R. Crowell(2)(3)(5)(15)(16)                                            12,960,489       76.3

Mark C. Hardy(15)(16)                                                               8,460        *

Dr. Michael J. Hartnett(17)                                                        70,176        *
60 Round Hill Road
Fairfield, CT 06430

William E. Myers, Jr.(17)                                                         280,704        1.6
2 North Lake Avenue, Suite 650
Pasadena, CA 91101

Gerald L. Parsky(2)(3)(5)(15)(16)(18)                                          12,960,489       76.3

Richard K. Roeder(2)(3)(5)(15)(16)                                             12,960,489       76.3

All directors and officers as a group (15 persons)(19)                         15,259,787       83.2

---------------
   *     Less than 1%.

    (1) The shares of Common Stock underlying options, warrants, rights or convertible securities that are exercisable as of February 28, 1997 or that will become exercisable within 60 days thereafter are deemed to be outstanding for the purpose of calculating the beneficial ownership of the holder of such options, warrants, rights or convertible securities, but are not deemed to be outstanding for the purpose of computing the beneficial ownership of any other person.

    (2) Includes 2,313,087 shares of Common Stock that are subject to an irrevocable proxy granted to Aurora Equity Partners L.P. ("AEP") and Aurora Overseas Equity Partners I, L.P. ("AOEP") by certain holders of Common Stock, including Messrs. Crowell, Hardy, Parsky and Roeder, certain other limited partners of AEP and certain affiliates of a limited partner of AOEP. The proxy terminates upon the transfer of such shares. Also includes the 2,018,652 shares of the Company's Common Stock held by the General Electric Pension Trust. See Footnote
         (6) below.

    (3) AEP is a Delaware limited partnership the general partner of which is ACP, a Delaware limited partnership whose general partner is Aurora Advisors, Inc. ("AAI"). Messrs. Crowell, Parsky and Roeder are the sole stockholders and directors of AAI, are limited partners of ACP and may be deemed to beneficially share ownership of the Company's Common Stock beneficially owned by AEP and may be deemed to be the organizers of the Company under regulations promulgated under the Securities Act of 1933.

    (4) The address for this beneficial holder is West Wind Building, P.O. Box 1111, Georgetown, Grand Cayman, Cayman Islands, B.W.I.

    (5) AOEP is a Cayman Islands limited partnership the general partner of which is Aurora Overseas Capital Partners, L.P. ("AOCP"), a Cayman Islands limited partnership whose general partner is Aurora Overseas Advisors, Ltd. ("AOAL"). Messrs. Crowell, Parsky and Roeder are the sole stockholders and directors of AOAL, are limited partners of AOCP and may be deemed to beneficially own the shares of the Company's Common Stock beneficially owned by AOEP.

    (6) With limited exceptions, the General Electric Pension Trust has agreed to vote these shares in the same manner as AEP and AOEP vote their respective shares of the Company's Common Stock. This provision terminates upon the transfer of such shares.

    (7) Includes 842,106 shares of Common Stock subject to exercisable options granted under the Stock Incentive Plan.

    (8) The address for this beneficial holder is 900 Oakmont Lane, Suite 100, Westmont, Illinois 60559

    (9) Excludes 498,000 shares of Common Stock subject to options granted under the Stock Incentive Plan that are not exercisable within 60 days of February 28, 1997.

    (10) Consists of 23,392 shares of Common Stock subject to options granted under the Stock Incentive Plan that are exercisable as of February 28, 1997 or that will become exercisable within 60 days thereafter. Excludes 81,872 shares of Common Stock subject to options granted under the Stock Incentive Plan that are not exercisable within 60 days of February 28, 1997.

    (11) Includes 93,568 shares of Common Stock subject to options granted under the Stock Incentive Plan that are exercisable as of February 28, 1997 or that will become exercisable within 60 days thereafter. Excludes 46,784 shares of Common Stock subject to options granted under the Stock Incentive Plan that are not exercisable within 60 days of February 28, 1997.

    (12) The address for this beneficial holder is 2699 North Westgate, Springfield, MO 65803.

    (13) Consists of 23,392 shares of Common Stock subject to options granted under the Stock Incentive Plan that are exercisable as of February 28, 1997 or that will become exercisable within 60 days thereafter. Excludes 46,784 shares of Common Stock subject to options granted under the Stock Incentive Plan that are not exercisable within 60 days of February 28, 1997.

    (14) Includes 4,290 shares held by Mr. Anderson's wife (including 2,790 shares held by her as trustee for her relatives), as to which Mr. Anderson disclaims beneficial ownership.

    (15) The address for this beneficial holder is 1800 Century Park East, Suite 1000, Los Angeles, CA 90067.

    (16) The holder of these shares has granted an irrevocable proxy covering these shares to AEP and AOEP.

    (17) Consists of shares of Common Stock subject to exercisable warrants.

    (18) Includes 2,000 shares held by Mr. Parsky's wife, as to which Mr. Parsky disclaims beneficial ownership.

    (19) Includes 1,356,730 shares of Common Stock subject to warrants and employee stock options that are exercisable as of February 28, 1997 or that will become exercisable within 60 days thereafter.

                                 CERTAIN TRANSACTIONS

          The Company believes the transactions described below, which were entered into by the Company and its subsidiaries, were beneficial to the respective companies, and were on terms at least as favorable to the respective companies as could have been obtained from unaffiliated third parties pursuant to arms-length negotiations.

RELATIONSHIP WITH ACP

          The Company was formed in 1994 at the direction of ACP. The Company paid ACP fees of approximately $1.1 million for investment banking services provided in connection with the acquisitions of three new subsidiaries in 1995 and two additional subsidiaries in 1996. The Company has also agreed to pay to ACP a base annual management fee of approximately $530,000 for advisory and consulting services pursuant to a written management services agreement (the "Management Services Agreement"). ACP is also entitled to reimbursements from the Company for all of its reasonable out-of-pocket costs and expenses incurred in connection with the performance of its obligations under the Management Services Agreement. The base annual management fee is subject to increase, at the discretion of the disinterested members of the Board of Directors, by up to an aggregate of $250,000 in the event the Company consummates one or more significant corporate transactions. The base annual management fee was not increased as a result of the 1995 and 1996 acquisitions. The base annual management fee is also subject to increase for specified cost of living increases. If the Company's EBITDA (as defined in the Management Services Agreement) in any year exceeds management's budgeted EBITDA by 15% or more for that year, ACP will be entitled to receive an additional management fee equal to 50% of its base annual management fee for such year. Because the Company's EBITDA did not exceed management's budgeted EBITDA by 15% in 1995 and 1996, ACP did not receive this additional management fee in 1995 or 1996. In the event the Company consummates any significant corporate transaction, ACP will be entitled to receive a closing fee from the Company equal to 2% of the first $75 million of the acquisition consideration (including debt assumed and current assets retained) and 1% of acquisition consideration (including debt assumed and current assets retained) in excess of $75 million. Notwithstanding the foregoing, no payment will be made to ACP pursuant to the Management Services Agreement at any time that certain events of default shall have occurred and be then continuing under either of the indentures governing the Company's senior subordinated notes or the Company's revolving credit agreement. The Management Services Agreement also provides that the Company shall provide ACP and its directors, employees, partners and affiliates with customary indemnification against all actions not involving gross negligence or willful misconduct. The base annual management fee payable to ACP will be reduced as the collective beneficial ownership of Common Stock by AEP and AOEP declines below 50%: for any period during which the collective beneficial ownership of AEP and AOEP is less than 50% but at least 40%, the base annual management fee payable for the period will be 80% of the original base annual management fee (as such original base annual management fee may previously have been adjusted due to discretionary increases by the Board of Directors or cost of living increases as described above, the "Original Fee"); for any period during which AEP's and AOEP's collective beneficial ownership is less than 40% but at least 30%, the base annual management fee payable for the period will be 60% of the Original Fee; and for any period during which the collective beneficial ownership of AEP and AOEP is less than 30% but at least 20%, the base annual management fee payable for the period will be 40% of the Original Fee. If AEP's and AOEP's collective beneficial ownership declines below 20%, the Management Services Agreement will terminate. For information regarding the general and certain of the limited partners of ACP, see "Security Ownership of Certain Beneficial Owners and Management."

          In October 1996, the Company granted options for an aggregate of 48,000 shares to certain directors and consultants of the Company who are employees of ACP, including Mr. Hardy.

FACILITY LEASES

          In connection with its acquisition of Aaron's, the Company entered into a lease with an affiliate of Mr. Wehr for Aaron's headquarters and primary remanufacturing facility located in Springfield, Missouri with an initial term beginning January 1, 1994 and expiring December 31, 2004, subject to the Company's option to extend the term for a period of five years. The monthly base rent is $33,105 and the Company is responsible for paying property taxes, insurance and maintenance expenses for the leased premises. The Company also entered into three leases with affiliates of Mr. Wehr for three manufacturing facilities comprising approximately 84,000 square feet for an aggregate rent of $12,000 per month with an initial term beginning January 1, 1994 and expiring December 31, 1996 and December 31, 1998 (depending upon the facility), subject to the Company's option to extend the term of the lease for a 30,000 square foot facility for one successive period of five years through December 31, 2003. In November 1994, the Company entered into another lease with the same parties for a 98,800 square foot storage facility for monthly rent of $7,300 per month. The initial term of the lease expired during 1995 and pursuant to its terms, continues as a month-to-month lease until terminated. In January 1996, the Company entered into a new lease with an affiliate of Mr. Wehr for Aaron's 200,000 square foot core storage facility for an initial term of ten years, expiring October 31, 2006, with an option to renew for five years. The base monthly rent is currently $36,667 for the initial term, with specified increases every three years. The Company is also required to pay taxes, maintenance and operating expenses. On January 1, 1997 the Company entered into a three-year lease with an affiliate of Mr. Wehr for a 60,430 square foot facility used for core storage, warehousing and office space for rent of $5,973 per month. The Company also leases from Mr. Wehr eight acres adjacent to the manufacturing facility in Joplin, Missouri. This acreage is used for employee parking at the manufacturing facility. The lease was entered into on July 1, 1996 and expires on June 30, 2006 with a monthly base rent of $1,265. The Company is responsible for paying property taxes, insurance and maintenance expenses for each of these leased premises. Mr. Wehr has been an executive officer of the Company since its acquisition of Aaron's.

PAYMENT OF PREFERRED STOCK REORGANIZATION CONSIDERATION

          In connection with the formation of Holdings (the Company's former stockholder), in July and August 1994 it issued Holdings preferred stock to each purchaser of its common stock for consideration of $100 per share, totaling an aggregate of 200,000 shares. In the Reorganization, each outstanding shares of Holdings preferred stock was converted into one share of the Company's Preferred Stock, following which the Company's preferred stock was redeemed for an amount in cash equal to $100.00 plus an amount in cash equal to accrued and unpaid dividends on the Holdings preferred stock to the date of the Reorganization. Messrs. Smith, Wehr, Anderson, Crowell, Hardy, Parsky and Roeder held 563 shares, 11,250 shares, 188 shares, 1,264 shares, 109 shares 1,401 shares and 243 shares of preferred stock, respectively, and, upon redemption of such shares, received $70,765, $1,414,051, $23,630, $159,195, $13,701, $176,403, and $30,596,
respectively. AEP and AOEP originally purchased 95,392 and 15,233 shares of preferred stock, respectively, which were subsequently distributed to their general and limited partners, including AOCP and ACP, which received $19,183 and $120,159, respectively, upon redemption of the preferred stock.

REGISTRATION RIGHTS

          The holders of the Common Stock outstanding before the initial public offering in December 1996 have certain "demand" and "piggyback" registration rights pursuant to a Stockholders Agreement. In addition, the General Electric Pension Trust has certain "demand" and "piggyback" registration rights with respect to 1,255,794 shares of Common Stock owned by it.

                         APPROVAL OF AMENDMENT OF AMENDED AND
                         RESTATED CERTIFICATE OF INCORPORATION

          The Board of Directors has unanimously approved an amendment (the "Amendment") to Article IV of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") to reduce the number of shares of authorized capital stock of the Company from 35,000,000 to 26,000,000. The Board's approval of the Amendment is subject to stockholder approval of the Amendment.

          Prior to the Amendment, the Company is authorized to issue up to 30,000,000 shares of Common Stock and up to 5,000,000 shares of preferred stock in such series as the Board of Directors may decide from time to time. The Amendment provides for the reduction of the number of authorized shares of Common Stock to 24,000,000 and the number of authorized shares of preferred stock to 2,000,000. As of the record date for the Meeting, there were _______________ shares of Common Stock outstanding and 2,821,056 shares of Common Stock reserved for issuance under the Stock Incentive Plan and presently outstanding warrants to purchase Common Stock. There are no shares of preferred stock currently outstanding.

          If approved by stockholders, the Amendment will result in the Company paying less annual franchise tax in Delaware (the Company's state of incorporation). This is because the formula for determining the Company's franchise tax obligation is based in part on the number of shares of capital stock that the Company is authorized to issue pursuant to the Certificate of Incorporation. All other factors being equal, the Company will pay less franchise tax if it has fewer authorized shares of capital stock.

          The Amendment provides for Section 1 of Article IV of the Certificate of Incorporation to be amended in its entirety to read as follows:

                        AUTHORIZED SHARES.  The Corporation shall be
                   authorized to issue two classes of shares of stock to be designated, respectively, "Preferred Stock" and "Common Stock"; the total number of shares that the Corporation shall have authority to issue is Twenty-Six Million (26,000,000); the total number of shares of Preferred Stock shall be Two Million (2,000,000) and each such share shall have a par value of one cent ($.01); and the total number of shares of Common Stock shall be Twenty-Four Million (24,000,000) and each such share shall have a par value of one cent ($.01).

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE APPROVAL OF THE AMENDMENT. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

                            APPROVAL AND AUTHORIZATION OF
                              INDEMNIFICATION AGREEMENTS

          The Board of Directors has unanimously approved a form of indemnification agreement in substantially the form attached hereto as Appendix A (an "Indemnification Agreement") and has authorized the Company to enter into Indemnification Agreements with the directors of the Company and its subsidiaries and such officers of the Company and its subsidiaries as the Board of Directors may determine from time to time. The Board of Directors has directed that a proposal to approve the form of, and to authorize the Company to enter into, Indemnification Agreements be submitted to a vote of stockholders for approval. If the Indemnification Agreements are approved by the stockholders, it is anticipated that such Indemnification Agreements will be entered into with the directors and officers of the Company and the directors of the Company's subsidiaries promptly after the Annual Meeting and that similar agreements will be entered into from time to time with future directors and officers as are designated from time to time by the Board of Directors.

          The following summary of the Indemnification Agreements is not intended to be complete and is subject to, and qualified in its entirety by reference to, Appendix A hereto.

          The Indemnification Agreements provide for, among other things, the following: (i) indemnification to the fullest extent permitted by law against any and all expenses (including attorneys' fees and all other costs and obligations of any nature whatever), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection therewith) of any claim, unless the Company determines that such indemnification is not permitted under applicable law;
(ii) the prompt advancement of expenses to the director or officer, including attorneys' fees and all other costs, fees, expenses and obligations paid or incurred in connection with investigating or defending any threatened, pending or completed action, suit or proceeding related to the fact that such director or officer, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, and for repayment to the Company if it is found that such director or officer is not entitled to such indemnification under applicable law; (iii) a mechanism through which the director or officer may seek court relief in the event the Company determines that the director or officer is not permitted to be indemnified under applicable law (and therefore is not entitled to indemnification under the Indemnification Agreement); and (iv) indemnification against expenses (including attorneys' fees) incurred in seeking to collect from the Company an indemnity claim or advancement of expenses to the extent successful.

          The Board of Directors believes that it is in the best interest of the Company to indemnify its directors and certain of its officers to the fullest extent possible. The Indemnification Agreements are proposed to be adopted as an adjunct to the limitation of personal liability of directors provided for by Delaware law and in conjunction with the indemnification provisions set forth in the Certificate of Incorporation and Bylaws of the Company. Among other things, the Indemnification Agreements would provide the indemnified directors and officers with a specific contractual assurance that the rights to indemnification currently provided to them will remain available, regardless of, among other things, any amendment to or revocation of the indemnification provisions in the Certificate of Incorporation or the Bylaws of the Company or any change in composition or philosophy of the Board of Directors such as might occur following an acquisition or change of control of the Company. If court assistance to obtain such indemnity is required, the director or officer can receive indemnity against costs incurred in pursuing his or her rights to indemnification. In addition, the Indemnification Agreements would guarantee to directors and officers that they would realize the benefit of any subsequent changes in Delaware law relating to indemnification.

          The Indemnification Agreements provide that a director's or officer's rights thereunder are not exclusive of any other rights he or she may have under Delaware law, directors' and officers' insurance, the Certificate of Incorporation, the Bylaws of the Company or otherwise. However, the Indemnification Agreements do prevent double payment.

          Notwithstanding the above discussion, all terms and rights under the Indemnification Agreements exist only to the extent permitted by applicable law.

          There is not to the knowledge of the Company any threatened or pending action that might result in claims of indemnification under the Indemnification Agreements.

          Delaware law does not require that stockholder approval be obtained in order to enter into the Indemnification Agreements. The Board of Directors is seeking stockholder approval, however, because each of the directors potentially will benefit by such an agreement and, therefore, has an inherent conflict of interest with regard thereto. Shareholder approval of the Indemnification Agreements may not prevent a stockholder from later seeking to challenge the Agreements. Although the Board of Directors cannot determine in advance its position with respect to any challenge of the enforceability of the Indemnification Agreements by its stockholders, it may assert stockholder approval of such Indemnification Agreements as a defense. If the Indemnification Agreements are not approved by the stockholders, the Board will reconsider whether the Indemnification Agreements should be entered into.

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE INDEMNIFICATION AGREEMENTS. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

                                    ANNUAL REPORT

          The Company's Annual Report to Stockholders is being mailed to all stockholders. Any stockholder who has not received a copy may obtain one by writing to the Company at 900 Oakmont Lane, Suite 100, Westmont, Illinois 60559. In addition, any person wishing to receive a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (excluding the exhibits thereto) may obtain a copy by sending a written request to the Company at the same address.

                                 INDEPENDENT AUDITORS

          Ernst & Young LLP was the Company's independent auditors for the year ended December 31, 1996. The appointment of independent auditors is approved annually by the Board of Directors, based in part on the recommendation of the Audit Committee. The Board of Directors has not taken action yet regarding the appointment of the Company's auditors for fiscal 1997. Stockholder approval is not sought in connection with the selection of auditors.

          Representatives of Ernst & Young LLP will be present at the Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions from stockholders.

                                STOCKHOLDER PROPOSALS
                     FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS

          Any eligible stockholder of the Company wishing to have a proposal considered for inclusion in the Company's 1998 proxy solicitation materials must set forth such proposal in writing and file it with the Secretary of the Company on or before _______________, 1997. The Board of Directors will review new proposals received from eligible stockholders by that date and will determine whether such proposals will be included in its 1998 proxy solicitation materials. Generally, a stockholder is eligible to present proposals if he or she has been for at least one year the record or beneficial owner of at least 1% or $1,000 in market value of securities entitled to be voted at the 1998 Annual Meeting of Stockholders and he or she continues to own such securities through the date on which the meeting is held.

                                  By Order of the Board of Directors

                                  Joseph Salamunovich,
                                  Secretary

April ___, 1997

                                                           PRELIMINARY MATERIALS

                                                                APPENDIX A

                              INDEMNIFICATION AGREEMENT

          This Indemnification Agreement (this "Agreement"), dated as of ______________, 199__, is made by and between Aftermarket Technology Corp., a Delaware corporation (the "Corporation"), and ___________________, an individual ("Indemnitee").

                                   R E C I T A L S

          A. Indemnitee is currently serving as, or is assuming the position of, a director and/or officer of the Corporation and/or, at the Corporation's request, a director, officer, employee and/or agent of another corporation, partnership, joint venture, trust or other enterprise, and the Corporation wishes Indemnitee to continue in such capacity(ies);

          B. The Corporation and Indemnitee recognize that the present state of the law is too uncertain to provide the Corporation's directors and officers with adequate and reliable advance knowledge or guidance with respect to the legal risks and potential liabilities to which they may become personally exposed as a result of performing their duties for the Corporation;

          C. The Certificate of Incorporation (the "Charter") and the Bylaws (the "Bylaws") of the Corporation each provide that the Corporation may indemnify, to the fullest extent permitted by law, certain persons, including directors, officers, employees or agents of the Corporation, against specified expenses and losses arising out of certain threatened, pending or completed actions, suits or proceedings;

          D. Section 145(f) of the Delaware General Corporation Law (the "DGCL") expressly recognizes that the indemnification provided by the other subsections of Section 145 of the DGCL shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office;

          E. Indemnitee has indicated that he may not be willing to serve, or continue to serve, as a director and/or officer of the Corporation and/or, at the Corporation's request, as a director, officer, employee and/or agent of another corporation, partnership, joint venture, trust or other enterprise in the absence of an indemnification agreement from the Corporation;

          F. The Board of Directors of the Corporation has concluded that, to retain and attract talented and experienced individuals to serve as directors and officers of the Corporation and to encourage such individuals to take the business risks necessary for the success of the Corporation, it is necessary for the Corporation to contractually indemnify them, and to assume for itself liability for expenses and damages in connection with claims against them in connection with their service to the Corporation, and has further concluded that the failure to provide such contractual indemnification could result in great harm to the Corporation and its stockholders.

                                  A G R E E M E N T

          NOW, THEREFORE, the Corporation and Indemnitee agree as follows:

          1.  DEFINITIONS.

                   (a) "Expenses" means, for the purposes of this Agreement, all direct and indirect costs of any type or nature whatsoever (including, without limitation, any fees and disbursements of Indemnitee's counsel, accountants and other experts and other out-of-pocket costs) actually and reasonably incurred by Indemnitee in connection with the investigation, preparation, defense or appeal of a Proceeding; PROVIDED, HOWEVER, that

Expenses shall not include judgments, fines, penalties or amounts paid in settlement of a Proceeding unless such matters may be indemnified under applicable provisions of the DGCL.

                   (b) "Proceeding" means, for the purposes of this Agreement, any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including actions, suits or proceedings brought by or in the right of the Corporation) in which Indemnitee may be or may have been involved as a party or otherwise, by reason of the fact that Indemnitee is or was a director or officer of the Corporation, by reason of any action taken by him or of any inaction on his part while acting as such director or officer or by reason of the fact that he is or was serving at the request of the Corporation as a director or officer of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director and/or officer of the foreign or domestic corporation which was a predecessor corporation to the Corporation or of another enterprise at the request of such predecessor corporation, whether or not he is serving in such capacity at the time any liability or expense is incurred for which indemnification or reimbursement can be provided under this Agreement.

          2.  INDEMNIFICATION.

                   (a) THIRD PARTY PROCEEDINGS. To the fullest extent permitted by law, the Corporation shall indemnify Indemnitee against Expenses and liabilities of any type whatsoever (including, but not limited to, judgments, fines, penalties, and amounts paid in settlement (if the settlement is approved in advance by the Corporation)) actually and reasonably incurred by Indemnitee in connection with a Proceeding (other than a Proceeding by or in the right of the Corporation) if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Indemnitee's conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner that Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, or, with respect to any criminal Proceeding, had reasonable cause to believe that Indemnitee's conduct was unlawful. Notwithstanding the foregoing, no indemnification shall be made in any criminal proceeding where Indemnitee has been adjudged guilty unless a disinterested majority of the directors determines that Indemnitee did not receive, participate in or share in any pecuniary benefit to the detriment of the Corporation and, in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification for Expenses or liabilities.

                   (b) PROCEEDINGS BY OR IN THE RIGHT OF THE CORPORATION. To the fullest extent permitted by law, the Corporation shall indemnify Indemnitee against Expenses actually and reasonably incurred by Indemnitee in connection with the defense or settlement of a Proceeding by or in the right of the Corporation to procure a judgment in its favor if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation. Notwithstanding the foregoing, no indemnification shall be made in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation in the performance of Indemnitee's duty to the Corporation unless and only to the extent that the court in which such Proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification for Expenses and then only to the extent that the court shall determine.

                   (c) SCOPE. Notwithstanding any other provision of this Agreement other than Sections 3 and 13, the Corporation shall indemnify Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by other provisions of this Agreement, the Charter, the Bylaws or statute.

          3. LIMITATIONS ON INDEMNIFICATION. Any other provision herein to the contrary notwithstanding, the Corporation shall not be obligated pursuant to the terms of this Agreement:

                   (a) EXCLUDED ACTS. To indemnify Indemnitee for any acts or omissions or transactions from which a director may not be relieved of liability under Section 102(b)(7) of the DGCL; or

                   (b) CLAIMS INITIATED BY INDEMNITEE. To indemnify or advance Expenses to Indemnitee with respect to Proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Section 145 of the DGCL, but such indemnification or advancement of Expenses may be provided by the Corporation in specific cases if a majority of the disinterested directors has approved the initiation or bringing of such suit; or

                   (c) LACK OF GOOD FAITH. To indemnify Indemnitee for any Expenses incurred by Indemnitee with respect to any proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such proceeding was not made in good faith or was frivolous; or

                   (d) INSURED CLAIMS. To indemnify Indemnitee for Expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines or penalties, and amounts paid in settlement) that have been paid directly to or on behalf of Indemnitee by an insurance carrier under a policy of directors' and officers' liability insurance maintained by the Corporation or any other policy of insurance maintained by the Corporation or Indemnitee; or

                   (e) CLAIMS UNDER SECTION 16(b). To indemnify Indemnitee for Expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

          4. DETERMINATION OF RIGHT TO INDEMNIFICATION. Upon receipt of a written claim addressed to the Board of Directors for indemnification pursuant to Section 2 of this Agreement, the Corporation shall determine by any of the methods set forth in Section 145(d) of the DGCL whether Indemnitee has met the applicable standards of conduct that make it permissible under applicable law to indemnify Indemnitee. If a claim under Section 2 of this Agreement is not paid in full by the Corporation within 90 days after such written claim has been received by the Corporation, Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, unless such action is dismissed by the court as frivolous or brought in bad faith, Indemnitee shall be entitled to be paid also the expense of prosecuting such claim. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to make a determination prior to the commencement of such action that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct under applicable law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that Indemnitee has not met such applicable standard of conduct, shall create a presumption that Indemnitee has not met the applicable standard of conduct. The court in which such action is brought shall determine whether Indemnitee or the Corporation shall have the burden of proof concerning whether Indemnitee has or has not met the applicable standard of conduct.

          5. ADVANCEMENT AND REPAYMENT OF EXPENSES. The Expenses incurred by Indemnitee in defending and investigating any Proceeding shall be paid by the Corporation prior to the final disposition of such Proceeding within 30 days after receiving from Indemnitee copies of invoices presented to Indemnitee for such Expenses and an undertaking by or on behalf of Indemnitee to the Corporation to repay such amount to the extent it is ultimately determined that Indemnitee is not entitled to indemnification. In determining whether or not to make an advance hereunder, the ability of Indemnitee to repay shall not be a factor. Notwithstanding the foregoing, in a proceeding brought by the Corporation directly, in its own right (as distinguished from an action brought derivatively or by any receiver or trustee), the Corporation shall not be required to make the advances called for hereby if a majority of the disinterested directors determine that it does not appear that Indemnitee has met the standards of conduct that made it permissible under applicable law to indemnify Indemnitee and that the advancement of Expenses would not be in the best interests of the Corporation and its stockholders.

          6. PARTIAL INDEMNIFICATION. If Indemnitee is entitled under any provision of this Agreement to indemnification or advancement by the Corporation of some or a portion of any Expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, penalties, and amounts paid in settlement) incurred by him in the investigation, defense, settlement or appeal of a Proceeding, but is not entitled to indemnification or advancement of the total amount thereof, the Corporation shall nevertheless indemnify or pay advancements to Indemnitee for the portion of such Expenses or liabilities to which Indemnitee is entitled.

          7. NOTICE TO CORPORATION BY INDEMNITEE. Indemnitee shall notify the Corporation in writing of any matter with respect to which Indemnitee intends to seek indemnification hereunder as soon as reasonably practicable following the receipt by Indemnitee of written notice thereof; provided that any delay in so notifying the Corporation shall not constitute a waiver by Indemnitee of his rights hereunder. The written notification to the Corporation shall be addressed to the Board of Directors and shall include a description of the nature of the Proceeding and the facts underlying the Proceeding and be accompanied by copies of any documents filed with the court, if any, in which the Proceeding is pending. In addition, Indemnitee shall give the Corporation such information and cooperation as it may reasonably require and as shall be within Indemnitee's power.

          8. DEFENSE OF CLAIM. In the event that the Corporation shall be obligated under Section 5 hereof to pay the Expenses of any Proceeding against Indemnitee, the Corporation, if appropriate, shall be entitled to assume the defense of such Proceeding, with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Corporation, the Corporation will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Proceeding; provided that (i) Indemnitee shall have the right to employ his own counsel in any such Proceeding at Indemnitee's expense, and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Corporation, or (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Corporation and Indemnitee in the conduct of such defense or (C) the Corporation shall not, in fact, have employed counsel to assume the defense of such Proceeding, then the fees and expenses of Indemnitee's counsel shall be paid by the Corporation.

          9. ATTORNEYS' FEES. If any legal action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to recover, in addition to other amounts to which the prevailing party may be entitled, actual attorneys' fees and court costs as may be awarded by the court.

          10. CONTINUATION OF OBLIGATIONS. All agreements and obligations of the Corporation contained herein shall continue during the period Indemnitee is a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, fiduciary, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and shall continue thereafter so long as Indemnitee shall be subject to any possible Proceeding by reason of the fact that Indemnitee served in any capacity referred to herein.

          11. SUCCESSORS AND ASSIGNS. This Agreement establishes contract rights that shall be binding upon, and shall inure to the benefit of, the successors, assigns, heirs and legal representatives of the parties hereto.

          12. NON-EXCLUSIVITY.

                   (a) The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed to be exclusive of any other rights that Indemnitee may have under any provision of law, the Charter or Bylaws, the vote of the Corporation's stockholders or disinterested directors, other agreements or otherwise, both as to action in his official capacity and action in another capacity while occupying his position as a director or officer of the Corporation.

                   (b) In the event of any changes, after the date of this Agreement, in any applicable law, statute, or rule that expand the right of a Delaware corporation to indemnify its directors and officers, Indemnitee's rights and the Corporation's obligations under this Agreement shall be expanded to the fullest extent permitted by such changes. In the event of any changes in any applicable law, statute or rule, that narrow the right of a Delaware corporation to indemnify a director and officer, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties' rights and obligations hereunder.

          13. EFFECTIVENESS OF AGREEMENT. This Agreement shall be effective as of the date set forth on the first page hereof and may apply to acts or omissions of Indemnitee that occurred prior to such date if Indemnitee was a director or officer of the Corporation or its predecessor, or was serving at the request of the Corporation or its predecessor as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, at the time such act or omission occurred.

          14. SEVERABILITY. Nothing in this Agreement is intended to require or shall be construed as requiring the Corporation to do or fail to do any act in violation of applicable law. The Corporation's inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable as provided in this Section 14. If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify Indemnitee to the fullest extent permitted by any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.

          15. GOVERNING LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Delaware without regard to its rules pertaining to conflicts of laws. To the extent permitted by applicable law, the parties hereby waive any provisions of law that render any provision of this Agreement unenforceable in any respect.

          16. NOTICE. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipted for by the party addressed, on the date of such receipt, or (ii) if delivered by facsimile transmission to the recipient followed by a copy sent by mail on the same date as the facsimile transmission, on the date of receipt of such facsimile transmission, or (iii) if mailed by certified or registered mail with postage prepaid, on the third business day after the mailing date. Addresses for notice to either party are as shown below, or as subsequently modified by written notice:

              If to the Corporation:

                   Aftermarket Technology Corp.
                   900 Oakmont Lane, Suite 100
                   Westmont, Illinois  60559
                   Fax:  (630) ___-____

              If to Indemnitee:

                   To the address set forth on the
                   signature page hereof.

          17. MUTUAL ACKNOWLEDGMENT. Both the Corporation and Indemnitee acknowledge that in certain instances federal law or applicable public policy may prohibit the Corporation from indemnifying its directors and officers under this Agreement or otherwise. Indemnitee understands and acknowledges that the Corporation has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Corporation's right under public policy to indemnify Indemnitee.

          18. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original.

          19. AMENDMENT AND TERMINATION. No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

                                  AFTERMARKET TECHNOLOGY CORP.

                                  By:________________________________________
                                  Name:
                                  Title:

                                  INDEMNITEE:

                                  __________________________________________
                                                 [Name]

                                  __________________________________________


                                  __________________________________________
                                                 [Address]

                                               PRELIMINARY MATERIALS

                                                                APPENDIX B
                                [FRONT OF PROXY CARD]

                THIS PROXY IS SOLICITED ON BEHALF OF THE DIRECTORS OF
                             AFTERMARKET TECHNOLOGY CORP.
                          FOR ANNUAL MEETING OF STOCKHOLDERS
                                     JUNE 3, 1997

The undersigned stockholder of Aftermarket Technology Corp. (the "Company") acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Company and the accompanying Proxy Statement, each dated April ___, 1997, and the undersigned hereby revokes all prior proxies and hereby constitutes and appoints Stephen Perkins, John Kent and Joseph Salamunovich, and each of them (each with full power of substitution and with full power to act without the others), the proxies of the undersigned, to represent the undersigned and to vote all the shares of common stock of the Company that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 3, 1997 at ___ a.m., Chicago time, at ___________________________________________, and at any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED BELOW; WHERE NO CHOICE IS SPECIFIED, IT WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO MATTERS DESCRIBED IN PROPOSAL 4.

       PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED ENVELOPE.


                               [REVERSE OF PROXY CARD]

      The Board of Directors recommends a vote FOR each of Proposals 1, 2 and 3.

1. ELECTION OF DIRECTORS:

    / /  FOR all nominees listed below                     / /  WITHHOLD AUTHORITY to vote for
        (except as marked to the contrary below)                all nominees listed below

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

William A. Smith        Stephen J. Perkins     Robert Anderson
Richard R. Crowell      Mark C. Hardy          Dr. Michael J. Hartnett
William E. Myers, Jr.   Gerald L. Parsky       Richard K. Roeder

2. AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION:          / /FOR    / /AGAINST     / /ABSTAIN

3. APPROVAL AND AUTHORIZATION OF INDEMNIFICATION AGREEMENTS:    / /FOR    / /AGAINST     / /ABSTAIN

4.  TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.



                                       DATED: __________________________, 1997
                                       _______________________________________
                                       _______________________________________
                                       (Please sign exactly as your name
                                       appears hereon.  If the stock is
                                       registered in the name of two or more
                                       persons, each should sign. When signing as an executor, administrator, trustee, guardian, attorney, or corporate officer, please add you full title as such.)